UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2025

Sun Country Airlines Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-40217	82-4092570
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2005 Cargo Road Minneapolis, MN	55450
(Address of principal executive offices)	(Zip Code)

(651) 681-3900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer

On August 13, 2025, Sun Country Airlines Holdings, Inc. (the “Company”), announced that the Board of Directors of the Company (the “Board”) has appointed D. Torque Zubeck as Senior Vice President and Chief Financial Officer, effective as of September 2, 2025, completing the search process previously undertaken by the Board to identify a permanent Chief Financial Officer. Mr. Zubeck will serve as the Company’s principal financial and accounting officer as of such date. Bill Trousdale, who has been serving as interim Chief Financial Officer and principal financial and accounting officer, will step down from those positions effective as of September 1, 2025.

Mr. Zubeck, age 55, brings more than 30 years of finance experience to the Company, including more than 22 years of airline leadership roles. He served as Chief Financial Officer of Mesa Airlines from March 2021 to September 2023. Prior to his role at Mesa, Mr. Zubeck worked for 20 years at Alaska Airlines in finance, audit, cargo operations, and commercial partnerships. He led the successful integration of Virgin America into Alaska Airlines. His prior business experience also includes serving as Chief Financial Officer for two private companies in the Seattle region, including the Seattle Hospitality Group, and business consulting, financial planning, and non-profit management. Mr. Zubeck earned his bachelor’s degree at Stanford University and MBA at Eastern Michigan University.

There are no arrangements or understandings between Mr. Zubeck and any other person in connection with his appointment. Mr. Zubeck does not have any family relationships with any director or other executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Zubeck has an interest requiring disclosure under Item 404(a) of Regulation S-K

Employment Agreement with Mr. Zubeck

In connection with Mr. Zubeck’s appointment as Senior Vice President and Chief Financial Officer, the Company and Mr. Zubeck entered into an employment letter agreement, to be effective September 2, 2025 (the “Zubeck Employment Letter”). Pursuant to the Zubeck Employment Letter, Mr. Zubeck will receive an annual base salary of $350,000 and will be eligible to earn an annual cash bonus in accordance with the annual bonus program generally applicable to the Company’s other senior executives. Mr. Zubeck will receive a sign-on equity grant having a grant date value of $800,000 and consisting of time-based restricted stock units, vesting annually over a three year period. In addition, Mr. Zubeck will be eligible to receive annual equity-based compensation awards, as determined by the Board. Mr. Zubeck will be eligible to participate in the other compensation/benefit programs provided to senior executives of the Company generally.

In the event Mr. Zubeck’s employment is terminated by the Company without “Cause” (as defined in the Zubeck Employment Letter), Mr. Zubeck will be entitled to receive continued base salary payments and continued healthcare coverage for the 12-month period immediately following such termination of employment, subject to Mr. Zubeck’s execution and non-revocation of a general release of claims and continued compliance with his applicable restrictive covenants.

The foregoing description of the Zubeck Employment Letter is qualified by reference to the full text of the Zubeck Employment Letter, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in its entirety into this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Zubeck Employment Letter.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 13, 2025	Sun Country Airlines Holdings, Inc.

	By:	/s/ Erin Rose Neale
		Name:	Erin Rose Neale
		Title:	Chief Legal Officer, Senior Vice President, and Corporate Secretary